Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES AUGUST 2011 US

TRADING VOLUMES

NEW YORK, September 9, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that August 2011 US trading volume was 5.7 billion shares and average daily volume (ADV) was 248 million shares.  This compares to 3.7 billion shares and ADV of 184 million shares in July 2011 and 3.4 billion shares and ADV of 155 million shares in August 2010.  There were 23 trading days in August 2011, 20 trading days in July 2011 and 22 trading days in August 2010.

Although August 2011 trading volume was strong, an increased percentage of the client mix consisted of sell-side clients and active quantitative investors, which reduced average revenue capture per share.

ITG US Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

August 2011	23	5,711,406,802	248,322,035

Year-to-Date:	168	33,298,273,073	198,204,006

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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